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                                                                   Exhibit 10.24


                                November 29, 2001

VIA HAND DELIVERY

Mr. Ron W. Kerr
6479 Reflections Drive, Suite 220
Dublin, Ohio 43017

Dear Ron:

         As you know, on October 1, 2001, Assisted Living Concepts, Inc. (the "Company") commenced a case under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Case"). In connection with the Bankruptcy Case, you and the Company have agreed to amend that certain Employment Agreement, dated as of January 1, 2001, between you and the Company (the "Employment Agreement"). Unless otherwise indicated, all capitalized terms used in this letter (this "Letter") without definition shall have the meanings given to them in the Employment Agreement.

         This Letter shall become effective as of the effective date of the Company's plan of reorganization in the Bankruptcy Case (the "Effective Date"). Notwithstanding the prior execution of this Letter, the Employment Agreement shall remain in full force and effect until the Effective Date, and prior to the Effective Date, the Company reserves its rights under the United States Bankruptcy Code with respect to the Employment Agreement. As of the Effective Date, the Employment Agreement shall be amended by adding the following language to the end of the definition of "Change of Control" set forth in paragraph 11(a)(i) of the Employment Agreement:

         "provided, however, that notwithstanding the foregoing, none of the following events shall constitute a Change of Control for purposes of this Agreement: (a) the implementation by the Company (including, without limitation, a change in the composition of the Board of Directors and/or the issuance of new securities by the Company) of its plan of reorganization in connection with the case commenced on October 1, 2001 by the Company under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Case"); or (b) the issuance of a final court order approving the plan of reorganization filed by the Company in connection with the Bankruptcy Case."
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Mr. Ron W. Kerr                                                    Exhibit 10.24
November 29, 2001
Page 2 of 2


         In addition, you hereby agree that notwithstanding anything contained in the Employment Agreement, if your Work Location is relocated to your residence in connection with the Bankruptcy Case and you subsequently resign your employment with the Company, such termination of employment will not constitute an Involuntary Termination Without Cause under the Employment Agreement.

         Except as set forth herein, the Employment Agreement shall remain in full force and effect.

                  Please confirm your agreement to the foregoing by signing below where indicated and return the executed Letter to the Company.

                                         Sincerely,

                                         ASSISTED LIVING CONCEPTS, INC.


                                         /s/ Wm. James Nicol
                                         -------------------------------------
                                         Wm. James Nicol
                                         Chief Executive Officer and President


ACCEPTED, ACKNOWLEDGED AND AGREED

As of this 29 day of November, 2001


/s/ Ron W. Kerr
-------------------------------------
Ron W. Kerr